UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2026

Parsons Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-07782	95-3232481
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14291 Park Meadow Drive, Suite 100
Chantilly, Virginia		20151
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 988-8500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	PSN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2026, in recognition of Carey A. Smith’s performance as the Corporation’s Chief Executive Officer and the importance of retaining Ms. Smith as the Company’s CEO, the Board of Directors of Parsons Corporation approved a stock award with a target grant-date value of $10 million, consisting of a mix of 60% performance stock units (PSUs) and 40% restricted stock units (RSUs). The RSUs will vest ratably over a four-year period beginning on March 10, 2026, subject to Ms. Smith’s continued employment. The PSUs will be subject to a four-year performance period from January 1, 2026 through December 31, 2029, and will cliff vest following the end of the performance period, to the extent earned, based on the March 10, 2026 vesting commencement date and subject to Ms. Smith’s continued employment. The PSUs will be earned based on the Corporation’s relative total stockholder return (rTSR) compared to a custom peer group. The PSU payout scale provides for zero payout at or below the 35th percentile, a partial payout for performance above the 35th percentile, with a 100% performance target payout of $6 million for performance at the 65th percentile, and a 150% performance maximum payout of $9 million for performance at or above the 75th percentile. The rTSR achievement between threshold and target and maximum will be calculated as an interpolation between the potential payout results. The annualized face value of the award would be $2.5 million over four years at target, with the RSUs having a target total value of $1 million (before any stock appreciation) scheduled to vest each year during the four years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parsons Corporation

Date:	February 26, 2026	By:	/s/ John T. Martinez
John T. Martinez Chief Legal Officer